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                           DELL COMPUTER CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                       ---------------------------------- ----------------------------------
                                                        AUGUST 3, 1997   JULY 28, 1996     AUGUST 3, 1997    JULY 28, 1996
                                                       ---------------- ----------------- ----------------- ----------------
  Primary earnings per common share:

  Calculation of weighted average shares (a):
    Weighted average shares of common stock
      outstanding                                              334              360               337              364
    Weighted average shares of common stock
      equivalents, utilizing the treasury stock
      method                                                    30               29                29               27
                                                       ---------------- ----------------- ----------------- ----------------

    Weighted average shares outstanding                        364              389               366              391
                                                       ================ ================= ================= ================

  Earnings:
    Net Income available to stockholders                      $214             $103              $412             $185
                                                       ================ ================= ================= ================

  Earnings per common share (a)(b)                           $0.59            $0.26             $1.13            $0.47
                                                       ================ ================= ================= ================

  Fully diluted earnings per common share:

  Calculation of weighted average shares (a):
    Weighted average shares of common stock
      outstanding                                              334              360               337              364
    Weighted average shares of common stock
      equivalents, utilizing the treasury stock
      method                                                    32               30                32               30
    Assumed conversion of Convertible Preferred
     Stock (c)                                                 --                2                 --                2
                                                       ---------------- ----------------- ----------------- ----------------
    Weighted average shares outstanding                        366              392               369              396
                                                       ================ ================= ================= ================

  Earnings:
    Net Income available to common stockholders               $214             $103              $412             $185
                                                       ================ ================= ================= ================

  Earnings per common share (a)(b)                           $0.58            $0.26             $1.12            $0.47
                                                       ================ ================= ================= ================



(a) All share and per share information for fiscal 1997 reflects both two-for-one common stock splits effected on December 6, 1996 and July 25, 1997.

(b) Earnings per common share was calculated using the underlying data in thousands.

(c) Assumes conversion of the 60,000 shares of outstanding convertible preferred stock from the beginning of fiscal 1997 to the actual conversion date.


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